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                                                                    Exhibit 23.2


                            INDEPENDENT AUDITORS' CONSENT
                            -----------------------------


The Board of Directors
Mahaska Investment Company:



     We consent to incorporation by reference in the Registration Statement on Form S-8 of Mahaska Investment Company of our report dated February 9, 2001 relating to the consolidated balance sheets of Mahaska Investment Company and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000 which report appears in the December 31, 2000 annual report on Form 10-K of Mahaska Investment Company.

                                          /s/ KPMG LLP


Des Moines, Iowa
April 24, 2001